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                                                                    EXHIBIT 4.1


             CORPORATE PROPERTY ASSOCIATES 16 - GLOBAL INCORPORATED

   AMENDED AND RESTATED 2003 DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

      1. Participation; Agent. Corporate Property Associates 16 - Global Incorporated Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan ("Plan") is available to shareholders of record of the common stock ("Common Stock") of Corporate Property Associates 16 - Global Incorporated ("CPA(R) :16 - Global" or the "Company"). Phoenix American Financial Services, Inc. ("Phoenix American") acting as agent for each participant in the Plan, will apply cash distributions which become payable to such participant on shares of CPA(R) :16 - Global Common Stock (including shares held in the participant's name and shares accumulated under the Plan), to the purchase of additional whole and fractional shares of CPA(R) :16 - Global Common Stock for such participant.

     2. Eligibility. Participation in the Plan is limited to registered owners of CPA(R) :16 - Global Common Stock. Shares held by a broker-dealer or nominee must be transferred to ownership in the name of the shareholder in order to be eligible for this Plan. Further, a shareholder who wishes to participate in the Plan may purchase shares through the Plan only after receipt of a prospectus relating to the Plan, which prospectus may also relate to a concurrent public offering of shares by CPA(R) :16 - Global. CPA(R) :16 - Global's board of directors' (the "Board") reserves the right to amend the Plan in the future to permit voluntary cash investments in Common Stock pursuant to the Plan. A participating shareholder is not required to include all of the shares owned by such shareholder in the Plan, but all of the distributions paid on enrolled shares will be reinvested.

     3. Stock Purchases. Phoenix American may purchase shares for the accounts of participants in the Plan directly from CPA(R) :16 - Global or in the open market. All shares purchased under the Plan will be held in the name of each Participant. In making purchases for the accounts of participants, Phoenix American may commingle the funds of one participant with those of other participants in the Plan. The price of shares purchased directly from CPA(R) :
16 - Global will be equal to the net asset value ("NAV") per share of our Common Stock, as determined by the Board from time to time. If an appraisal of the real estate owned by CPA(R) :16 - Global has been performed, the Board's determination of NAV shall be based upon such appraisal, as increased by the value of CPA(R) :16 - Global's other assets, and reduced by the total amount of CPA(R) :16 - Global liabilities and, all as divided by the total number of outstanding shares of Common Stock. Until an appraisal of CPA(R) :16 - Global's real estate assets is performed, or the Board makes a subsequent determination of NAV, the Board that, for the purpose of purchasing shares through the Plan, NAV is $10.00 per share. In the case of each purchase on the open market, the price per share for each participant's account shall be deemed to be the average price of all shares purchased with the funds available from that distribution. Phoenix American shall have no responsibilities with respect to the market value of the CPA(R) :16 - Global Common Stock acquired for participants under the Plan.

      4. Timing of Purchases. Phoenix American will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid (except where necessary to comply with applicable securities laws) by CPA(R) :16 - Global. If, for any reason beyond the control of Phoenix American, reinvestment of the distributions cannot be completed within 30 days after the applicable distribution payment date, participants' funds held by Phoenix American will be distributed to the participant.

      5. Account Statements. Following the completion of the purchase of shares after each distribution, Phoenix American will mail to each participant an account statement showing the cash
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distributions, the number of shares purchased, the price per share and the participant's total shares accumulated under the Plan.

     6. Expenses and Commissions. There will be no expenses to participants for the administration of the Plan. Brokerage commissions and administrative fees associated with the Plan will be paid by CPA(R) :16 - Global. Any interest earned on distributions while held by Phoenix American will be paid to the Company to defray costs relating to the Plan. Additionally, in connection with purchases of shares under the Plan, the Company may, in its sole discretion, pay to Carey Financial, LLC selling commissions of not more than 5% of the purchase price of shares purchased through reinvestment. Carey Financial, LLC may, in its sole discretion, reallow up to 5% per share of the selling commission to select dealers.

      7. Taxation of Distributions. The reinvestment of distributions does not relieve the participant of any taxes which may be payable on such distributions.

      8. Stock Certificates. No stock certificates will be issued to a participant.

      9. Voting of Shares. In connection with any matter requiring the vote of CPA(R):16 - Global shareholders, each participant will be entitled to vote all of the whole shares held by the participant in the Plan. Fractional shares will not be voted.

      10. Absence of Liability. Neither CPA(R) :16 - Global nor Phoenix American or any of their officers, directors, agents or employees, shall have any responsibility or liability as to the value of CPA(R) :16 - Global's shares, any change in the value of, the shares acquired for any participant's account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested. Neither CPA(R) :16 - Global nor Phoenix American shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability
(a) arising out of the failure to terminate a participant's participation in the Plan upon such participant's death prior to the date of receipt of such notice, and (b) with respect to the time and prices at which shares are purchased for a participant. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED. Similarly, CPA(R) :16 - Global and Phoenix American have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

      11. Termination of Participation. A participant may terminate participation in the Plan at any time by written instructions to that effect to Phoenix American. To be effective on a distribution payment date, the notice of termination and termination fee must be received by Phoenix American at least 15 days before that distribution payment date. Upon receipt of notice of termination from the participant, Phoenix American may also terminate any participant's account at any time in its discretion by notice in writing mailed to the participant.

      12. Amendment, Supplement, Termination and Suspension of Plan. This Plan may be amended, supplemented or terminated by CPA(R) :16 - Global at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of the amendment, supplement or termination. Any amendment or supplement shall be effective as to the participant unless, prior to its effective date, Phoenix American receives written notice of termination of the participant's account. Amendment may include an appointment by CPA(R) :16 - Global or Phoenix American with the approval of CPA(R) :16 - Global of a successor agent, in which event such successor shall have all of the rights and obligations of Phoenix American under this Plan. CPA(R) :16 - Global may suspend the Plan at any time without notice to the participants.
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      13. Governing Law. This Plan and the Authorization Card signed by the participant (which is deemed a part of this Plan) and the participant's account shall be governed by and construed in accordance with the laws of the State of Maryland. This Agreement cannot be changed orally.